Consent of Independent Registered Public Accounting Firm
China Biologic Products, Inc. and Subsidiaries
Audited Financial Statements
December 31, 2006 and 2005

To The Board of Directors
China Biologic Products, Inc.

We consent to the incorporation in the Report of China Biologic Products, Inc. on Form SB-2 of our report dated September 4, 2007 on our audits of the consolidated financial statements of China Biologic Products, Inc. and Subsidiaries as of December 31, 2006 and 2005 and for the two-year period ended December 31, 2006, which our reports are incorporated in the Form
SB-2.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California
September 4, 2007